Exhibit 10.39

FIRST AMENDMENT TO SUBLEASE

      THIS AMENDMENT is entered into effective as of the 14th day of March, 2003 (the “Effective Date”), between At Road, Inc., (hereinafter “Sublessor”) and Athena Semiconductor, Inc., (hereinafter called “Sublessee”).

WITNESSETH:

      WHEREAS, the parties have previously entered into a written Sublease (the “Sublease”), dated February 21, 2002, for sublease of a portion of the premises located at 47358 Fremont Blvd., Fremont, CA 94538 (hereinafter the “Premises”); and

      WHEREAS, the parties wish to amend the terms of the Sublease, pursuant to the terms hereof, such amendment(s) to become effective as of the Effective Date.

      NOW THEREFORE, in consideration of the mutual benefits to be conferred hereunder and of the mutual promises and conditions herein contained, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The above and foregoing premises are incorporated by reference.

2. The Term of the Sublease (as such term set forth in Section 5 of the Sublease and is used throughout the Sublease) shall be extended for a period of one (1) year from the date that such Term would have otherwise expired, so that such Term (as amended hereby) shall end on March 14, 2004, unless otherwise sooner terminated in accordance with the provisions of the Subleases.

3. Section 6.1 of the Sublease shall be revised such that minimum rent (as such minimum rent is referenced in the Sublease) shall be an amount equal to Three Thousand Dollars ($3,000) per month (the “Revised Minimum Rent”). Such Revised Minimum Rent shall be due and payable by Sublessee in advance on the first day of each month beginning after the Effective Date of this Amendment and extending through the Term (as amended by Section 2 of this Amendment), to such address and pursuant to such other terms as may be found in the Sublease.

4. Section 6.2 of the Sublease shall be revised such that Sublessee shall be liable for additional rent during each month of the Term (beginning on the Effective Date of this Amendment) in the amount of twenty percent (20%) of the Operating Costs (as such term is defined in Section 6.2 of the Sublease), which is estimated to be the sum of Six Hundred Dollars ($600) per month.

5. The parties’ respective obligations with respect to the Amendment are specifically conditioned upon obtaining the written consent from Prologis Limited Partnership, lessor of the Premises, below. In the event the parties fail to obtain such written consent, this Amendment shall be deemed null and void, and of no force and effect.

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6. Except to the extent modified by the terms of this Amendment, all terms and conditions of the aforesaid Sublease shall be and remain in full force and effect. The signatories below hereby acknowledge that they have full power and authority to bind the parties hereto and to commit each financially. This Amendment shall not be deemed “accepted” until it is executed by a duly-authorized officer of Sublessor.

      IN WITNESS WHEREOF, the parties have set their hands and seals on the day and year first below written.

AT ROAD, INC.:

C. R. MURPHY

By:	/s/ C. RICE MURPHY

Title: VP & Controller
Date: 3/10/03

ATHENA SEMICONDUCTOR, INC.:

C. M. REDDY

By:	/s/ CHANDRA REDDY

Title: CEO
Date: 03/13/03

LESSOR CONSENT

      The undersigned Lessor (“Lessor”) of the Premises, under the terms of that certain Lease Agreement between Lessor and Sublessor dated August 3, 2000, hereby consents to the Sublease and the foregoing amendments to said Sublease, without waiver of any restriction in the Lease Agreement concerning further assignment or subletting. Lessor certifies that, as of the date of Lessor’s execution hereof, Sublessor is not in default of any provision of the Lease Agreement and that the Lease Agreement has not been amended or modified and has not expired.

PROLOGIS LIMITED PARTNERSHIP I:

By:

Title:

Date:

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CONSENT BY LANDLORD TO SUBLEASE

      The undersigned, as Landlord under that certain Lease dated August 3, 2000 and amended on March 8, 2001 with At Road, Inc., a Delaware corporation (“Sublandlord”) for certain premises at
47358 - 47370 Fremont Boulevard in Fremont, CA (the “Prime Lease”), hereby consents to the entering into of the foregoing First Amendment to Sublease dated March 13, 2003 (“Sublease”) between Sublandlord, as sublessor, and Athena Semiconductor, Inc., a Delaware corporation, as subtenant (“Subtenant”), upon the express understandings and conditions that:

a.	Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Sublease (all of which shall be subordinate and subject at all times to the terms, covenants and conditions of the Prime Lease) and assumes no liability or obligation of any kind whatsoever on account of anything contained in the Sublease;

b.	By executing this consent, Landlord shall not be deemed to have waived any rights under the Prime Lease nor shall Landlord be deemed to have waived Sublandlord’s obligations to obtain any required consents under the Prime Lease (other than consent to the Sublease itself);

c.	Notwithstanding anything in the Sublease to the contrary, Sublandlord shall be and continue to remain liable for the payment of rent and the full and prompt performance of all of the obligations of Tenant under and as set forth in the Prime Lease. Per paragraph 12 of the Master Lease, Sublandlord shall also be bound and obligated to the terms and conditions set forth in regard to Tenant-Made alterations and Trade Fixtures. In regard to the tenant improvements noted on Exhibit B, Landlord reserves the right to have Sublandlord remove these alterations at the expiration of the lease term.

d.	Nothing contained in the Sublease shall be taken or construed to in any way modify, alter, waive or affect any of the terms, covenants or conditions contained in the Prime Lease, or be deemed to grant Subtenant any privity of contract with Landlord, or require Landlord to accept any payments from Subtenant on behalf of Sublandlord;

e.	The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the premises demised under the Prime Lease (including the premises demised by the foregoing Sublease) except in accordance with the terms and conditions of the Prime Lease; and

f.	If Landlord terminates the Prime Lease as a result of a default by Sublandlord thereunder, the Sublease shall automatically terminate concurrently, therewith unless Landlord elects in writing to keep the Sublease in full force and effect in which case the Sublease shall become and be deemed to be a direct indenture of lease between Landlord and Subtenant.

LANDLORD

ProLogis Limited Partnership-I, a Delaware Limited Partnership

By:	ProLogis, a Maryland Real Estate Investment Trust, General Partner

By:	/s/ W. Scott Lamson

W. Scott Lamson
Title: Senior Vice President